As filed with the Securities and Exchange Commission on July 7, 2026

Registration No. 333-260016

Registration No. 333-281284

Registration No. 333-285535

Registration No. 333-294042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260016

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281284

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285535

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-294042

UNDER

THE SECURITIES ACT OF 1933

OLAPLEX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1242679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

432 Park Avenue South, Third Floor

New York, New York 10016

(Address of Principal Executive Offices Including Zip Code)

Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan

Olaplex Holdings, Inc. 2021 Equity Incentive Plan

(Full title of the plans)

Amanda Baldwin

Chief Executive Officer

Olaplex Holdings, Inc.

432 Park Avenue South, Third Floor

New York, New York 10016

(310) 691-0776

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

Olaplex Holdings, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.

Registration Statement No.  333-260016, filed with the SEC on October 4, 2021, registering 46,923,300 shares of Common Stock issuable pursuant to the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan and 45,368,725 shares of Common Stock issuable pursuant to the Olaplex Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

2.	Registration Statement No. 333-281284, filed with the SEC on August 6, 2024, registering 39,324,699 shares of Common Stock issuable pursuant to the 2021 Plan;

3.	Registration Statement No. 333-285535, filed with the SEC on March 4, 2025, registering 19,926,747 shares of Common Stock issuable pursuant to the 2021 Plan; and

4.	Registration Statement No. 333-294042, filed with the SEC on March 5, 2026, registering 20,072,300 shares of Common Stock issuable pursuant to the 2021 Plan;

On July 7, 2026, pursuant to that certain Agreement and Plan of Merger, dated as of March 26, 2026, by and among the Registrant, Henkel US Operations Corporation, a Delaware corporation (“Parent”), and Margot Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned Subsidiary of Parent (the “Merger”). These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 7, 2026.

Olaplex Holdings, Inc.

By:	/s/ Amanda Baldwin
Amanda Baldwin
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

[Signature Page to S-8]